Exhibit 99.1

SCHWEITZER-MAUDUIT ANNOUNCES SECOND QUARTER 2009 RESULTS

ALPHARETTA, GA, August 5, 2009 — Schweitzer-Mauduit International, Inc. (NYSE: SWM) (“Schweitzer-Mauduit” or “the company”) today reported second quarter 2009 earnings results for the period ended June 30, 2009.

Second Quarter/Year-To-Date Financial Highlights:
•	Second quarter net income of $7.1 million; $20.4 million year-to-date
•	Second quarter net sales of $183.3 million; $367.4 million year-to-date
•	Second quarter adjusted EBITDA of $33.4 million (excluding restructuring and impairment expenses); $64.1 million year-to-date
•	Free cash flow of $6.1 million and $11.9 million year-to-date
•
Diluted net income per share of $0.45, compared to $0.13 per share in second quarter 2008; excluding per share restructuring and impairment expense of $0.57 and $0.15, respectively, adjusted net income per share of $1.02 compared to $0.28 per share in the second quarter of 2008

•	Net debt decreased to $156.7 million from $167.9 at December 31, 2008

Second Quarter Operational Highlights:
•	Continued strong growth in high-value products
o	Expanding demand for Low Ignition Propensity (LIP) in North America and beyond
o	Growing demand for Reconstituted Tobacco Leaf (RTL) products helped drive gains from this high-value product
•	Improved operational performance, primarily from rebuilt paper machine in France
•	Achieved additional savings from ongoing cost reduction initiatives

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "Our second quarter results further build on our first quarter earnings improvement and are indicative of the successful implementation of our operating and financial strategy. We are benefiting from restructuring initiatives aimed at transforming our core manufacturing operations toward higher-value products. We drove strong results in the second quarter, exceeding our own expectations for operating profit margin gains and free cash flow.”

Mr. Villoutreix continued, “Our year-to-date performance gives us confidence in both our plan and in our ability to execute that plan. Our near term strategy will continue to focus on our ongoing transformation that better positions us to effectively manage through these uncertain economic times. We are focused on cost control, operational efficiency and the delivery of earnings growth from our high value LIP and reconstituted tobacco products. As a result of our record-level second quarter results, coupled with a less uncertain general economic outlook for the balance of the year, we now expect to achieve full-year earnings better than $3.50 per share, excluding restructuring and impairment expenses but including expected incremental operating losses ranging from $0.42 to $0.47 per share related to the closure of the Malaucene facility.”

Second Quarter 2009 Results

Net sales were $183.3 million in the three month period ended June 30, 2009, a 9% decrease over the prior-year quarter. Net sales decreased $18.7 million as a result of $19.4 million from a 15% decrease in unit sales volumes, $17.1 million in unfavorable foreign currency exchange rate impacts and $3.1 million sales losses at our Malaucene facility which is pending closure. These declines were partially offset by a $20.9 million improvement in the mix of products sold and higher average selling prices.

Operating profit was $12.0 million in the three month period ended June 30, 2009 versus an operating profit of $4.8 million in the prior-year quarter. Excluding pre-tax restructuring and impairment expenses, operating profit was $25.3 million during the second quarter of 2009 compared with $8.5 million during the second quarter of 2008. The higher operating profit was primarily due to $16.4 million from an improved mix of products sold and higher average selling prices and $6.6 million in cost saving programs and operating efficiencies. These favorable impacts were partially offset by $3.6 million in higher non-manufacturing expenses, reflecting an increase in incentive compensation accruals due to improved results as well as consulting expenses related to strategic planning activities, and $2.0 million from decreased sales volumes.  Operating losses at the Malaucene facility, excluding pre-tax restructuring and impairment expenses, totaled $3.4 million during the quarter resulting in a $0.7 million negative impact on gross profit compared to the prior year quarter.

Operational Trends (Volume, Pricing and Cost)

Volume weakness throughout the quarter supports Schweitzer-Mauduit’s view of a continued challenging business environment. Schweitzer-Mauduit was able to offset the impact of the second-quarter volume decline on its financial results due to the actions of the last several years to decrease higher cost capacity, especially in the U.S. and France. Schweitzer-Mauduit’s volume decline during the quarter primarily reflects the exit of certain non-tobacco paper products in Brazil, reduced base tipping paper sales following the shutdown of the Lee Mills in the U.S. combined with decreased demand in the North American markets, especially the U.S. which was impacted by a tripling of the U.S. federal excise tax on cigarettes and cigars in April.

During the second quarter, Schweitzer-Mauduit continued to benefit from favorable pricing and currency impacts. Sales volume declines, operating losses at the company’s China joint venture and increasing losses at Malaucene are still the company’s biggest challenges for the balance of the year. Unit sales volume of tobacco-related papers declined 10%, including the impact from shifting production of certain papers to our China joint venture. This rate of volume decline is roughly in-line with Schweitzer-Mauduit’s major U.S. customers' reported changes in units of cigarettes produced which reflects lower consumption as a result of the poor global economic conditions and tax increases. The 49% rate of LIP regulation in effect in the North American market throughout the second quarter caused a doubling of sales volume, as compared to the prior year quarter, of this high value product. Sales volume growth at the company’s new paper joint venture in China accelerated during the second quarter and Schweitzer-Mauduit expects further progress through the year. The company remains confident of the long-term success of this investment despite the continued expectation of a loss for the full year 2009.

Increases in inflationary costs of energy, labor and materials during the quarter were mostly offset by lower wood pulp costs compared to the second quarter of 2008. Despite $3.9 million in lower wood pulp costs, inflationary cost increases in total caused an overall $0.5 million negative impact on operating profit compared to the prior year.

Year-to-Date Cash Flow and Quarterly Dividend

Net cash provided by operations totaled $22.9 million for the first six months of 2009, compared with $12.3 million in the prior-year period.

Net debt at June 30, 2009, was $156.7 million compared with $167.9 million at December 31, 2008. Total debt was 34.2% of capital.

Capital spending was $4.6 million and $24.0 million during the six month periods ended June 30, 2009 and 2008, respectively. The decrease in capital spending was primarily due to expenditures of $11.0 million in the 2008 period for a paper machine rebuild. Capital spending for 2009 is now projected to range from $10 to $15 million. Other cash needs, including pension funding, employee severance payments associated with restructuring actions and capitalized software spending, are now projected to range from $25 to $30 million during 2009. Net debt is expected to decrease in the third quarter of 2009.

Schweitzer-Mauduit announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on September 28, 2009 to stockholders of record on August 24, 2009.

Restructuring and Impairment Expenses

During April 2009, the company announced plans to close its finished tipping paper production facility in Malaucene, France. Consultations with the Work’s Council were concluded on July 22, 2009 and, as a result, management expects to reduce employment by approximately 210 people by the fourth quarter of 2009. These actions resulted in restructuring expense of $12.2 million during the second quarter of 2009 mostly related to employee severance accruals. We expect to record approximately $13 million of restructuring expenses during the remainder of 2009 related to this plan. The decision to close the Malaucene facility reflects that previous efforts to improve operating results for this location were not successful and highlights Schweitzer-Mauduit's strategy to rationalize its global manufacturing footprint and refocus resources to achieve leading positions in core product categories that provide opportunity for competitive advantage. Following the divestiture of this finished tipping paper facility in France, all of Schweitzer-Mauduit's focus will be on product lines that represent core technologies and in which we hold a number one or two world-wide market position.

In the second quarter, the company also recorded $1.0 million of restructuring expense related to severance accruals in connection with general staff reductions in France. In the quarters ended June 30, 2009 and 2008, the company incurred $13.3 million and $3.7 million in expenses related to all restructuring actions.

Conference Call

Schweitzer-Mauduit will hold a conference call to review second quarter 2009 results with investors and analysts at 10:30 a.m. eastern time on Thursday, August 6, 2009. The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

Schweitzer-Mauduit will use a presentation in conjunction with its conference call. The presentation can be found on the company’s Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,100 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its projected future earnings, expected restructuring costs and incremental operating losses at its Malaucene mill that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
Schweitzer-Mauduit has manufacturing facilities in 6 countries and sells products in over 90 countries.  As a result, it is subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company’s business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.

•
The company’s sales are concentrated to a limited number of customers.  In 2008, 60% of sales were to its five largest customers.  The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, could have a material adverse effect on the company’s results of operations.

•
The company’s financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company’s products are not sufficient to cover those costs with a margin that the company considers reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities.  The company’s decision to close its finished tipping paper business in Malaucene, France will result in recording additional restructuring expenses through expected completion of the actions by the end of 2009.  Further, the Malaucene operations are expected to realize increased operating losses during the remainder of 2009 as customer orders decline and the shutdown process is completed. The amount of operating losses and the restructuring costs estimates by the company could change due to actions by the Work’s Council to contest the closing, productivity different than anticipated and unexpected changes in order volumes. Management continues to evaluate how to operate its production facilities more effectively with reduced production volumes. Therefore, additional restructuring actions and asset impairment charges are likely in 2009.  The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see Schweitzer-Mauduit’s Annual Report on Form 10-K for the year ended December 31, 2008.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company’s business results.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2009	2008	Change

Net Sales	$183.3	$202.0	(9.3)%
Cost of products sold	138.7	177.8	(22.0)
Gross Profit	44.6	24.2	84.3

Selling expense	5.5	5.8	(5.2)
Research expense	2.2	2.5	(12.0)
General expense	11.6	7.4	56.8
Total nonmanufacturing expenses	19.3	15.7	22.9

Restructuring and impairment expense	13.3	3.7	N.M.

Operating Profit	12.0	4.8	N.M.
Interest expense	1.3	2.8	(53.6)
Other income (expense), net	(0.6)	0.6	N.M.
Income Before Income Taxes and Net Loss
from Equity Affiliates	10.1	2.6	N.M.
Provision for income taxes	1.9	-	N.M.
Loss from equity affiliates	1.1	0.6	83.3
Net Income	7.1	2.0	N.M.
Less: Net income attributable to noncontrolling interest	-	-
Net Income Attributable to SWM	$7.1	$2.0	N.M. %

Net Income Per Share:
Basic	$0.46	$0.13	N.M. %

Diluted	$0.45	$0.13	N.M. %

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,175,600	15,395,900

Diluted, including Common Share Equivalents	15,433,700	15,431,000

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2009	2008	Change

Net Sales	$367.4	$391.8	(6.2)%
Cost of products sold	281.2	347.6	(19.1)
Gross Profit	86.2	44.2	95.0

Selling expense	10.7	12.2	(12.3)
Research expense	4.0	4.5	(11.1)
General expense	23.1	17.0	35.9
Total nonmanufacturing expenses	37.8	33.7	12.2

Restructuring and impairment expense	13.6	5.7	N.M.

Operating Profit	34.8	4.8	N.M.
Interest expense	3.1	5.2	(40.4)
Other expense, net	0.4	1.0	(60.0)
Income (Loss) Before Income Taxes and Net Loss
from Equity Affiliates	31.3	(1.4)	N.M.
Provision (benefit) for income taxes	8.5	(2.6)	N.M.
Loss from equity affiliates	2.4	0.2	N.M.
Net Income	20.4	1.0	N.M.
Less: Net income attributable to noncontrolling interest	-	0.2	N.M.
Net Income Attributable to SWM	$20.4	$0.8	N.M. %

Net Income Per Share:
Basic	$1.33	$0.05	N.M. %

Diluted	$1.32	$0.05	N.M. %

Dividends Declared Per Share	$0.30	$0.30

Average Common Shares Outstanding:
Basic	15,137,400	15,402,000

Diluted, including Common Share Equivalents	15,299,300	15,426,000

N.M.  Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	June 30,	December 31,
Unaudited	2009	2008

ASSETS
Cash and cash equivalents	$6.3	$11.9
Accounts receivable	88.6	87.0
Inventories	122.7	118.4
Other current assets	22.2	11.1
Net property, plant and equipment	407.4	407.8
Other noncurrent assets	85.4	92.5
Total Assets	$732.6	$728.7

LIABILITIES & STOCKHOLDERS' EQUITY
Current debt	$26.9	$34.9
Other current liabilities	153.2	162.2
Long-term debt	136.1	144.9
Pension and other postretirement benefits	62.2	67.3
Deferred income tax liabilities	12.6	11.0
Deferred revenue	8.9	12.3
Other noncurrent liabilities	19.6	18.7
Stockholders' equity	313.1	277.4
Total Liabilities and Stockholders' Equity	$732.6	$728.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS)

Unaudited	2009	2008

Net income	$20.4	$1.0
Depreciation and amortization	21.9	23.8
Restructuring accelerated depreciation and impairment	-	3.0
Amortization of deferred revenue	(3.4)	(3.1)
Deferred income tax provision (benefit)	5.4	(11.8)
Pension and other postretirement benefits	(3.4)	0.7
Stock-based employee compensation expense	3.5	0.6
Loss from equity affiliate	2.4	0.2
Other items	0.2	-
Net changes in operating working capital	(24.1)	(2.1)
Cash Provided by Operations	22.9	12.3

Capital spending	(4.6)	(24.0)
Capitalized software costs	(1.8)	(2.2)
Acquisition of noncontrolling interests	-	(51.3)
Equity investment in foreign subsidiaries	-	(1.9)
Other investing	0.3	(3.7)
Cash Used for Investing	(6.1)	(83.1)

Cash dividends paid to SWM stockholders	(4.6)	(4.7)
Changes in debt	(17.2)	82.1
Purchases of treasury stock	(0.8)	(1.2)
Other financing	(0.1)	0.1
Cash Provided (Used) by Financing	(22.7)	76.3

Effect of Exchange Rate Changes on Cash	0.3	(0.1)

Increase (Decrease) in Cash and Cash Equivalents	$(5.6)	$5.4

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term "United States" includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term "France" includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company's French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales
	For the three months ended June 30,			For the six months ended June 30,
	2009	2008	% Change	2009	2008	% Change

France	$111.9	$129.2	(13.4)%	$223.5	$250.0	(10.6)%
United States	63.9	57.7	10.7	129.8	113.2	14.7
Brazil	19.0	20.3	(6.4)	37.1	38.2	(2.9)

Subtotal	194.8	207.2	(6.0)	390.4	401.4	(2.7)

Intersegment sales by:
France	(5.5)	(0.7)		(8.9)	(1.3)
United States	-	(1.6)		(1.2)	(2.3)
Brazil	(6.0)	(2.9)		(12.9)	(6.0)

Consolidated	$183.3	$202.0	(9.3)%	$367.4	$391.8	(6.2)%

Operating Profit (Loss)
	For the three months ended June 30,				For the six months ended June 30,
			Return on Net Sales				Return on Net Sales
	2009	2008	2009	2008	2009	2008	2009	2008
France	$1.2	$6.5	1.1%	5.0%	$14.2	$5.6	6.4%	2.2%
United States	12.5	3.9	19.6	6.8	25.5	9.3	19.6	8.2
Brazil	2.8	(4.4)	14.7	(21.7)	5.4	(6.1)	14.6	(16.0)
Unallocated expenses	(4.5)	(1.2)			(10.3)	(4.0)

Consolidated	$12.0	$4.8	6.5%	2.4%	$34.8	$4.8	9.5%	1.2%

Restructuring & Impairment Expense
	For the three months ended June 30,				For the six months ended June 30,
	2009	2008	% Change		2009	2008	% Change

France	$13.2	$1.0	N.M.	%	$13.5	$2.6	N.M.	%
United States	0.1	0.8	(87.5)		0.1	1.2	(91.7)
Brazil	-	1.9	N.M.		-	1.9	N.M.

Consolidated	$13.3	$3.7	N.M.	%	$13.6	$5.7	N.M.	%

Operating Profit (Loss) Excluding Restructuring & Impairment Expense*
	For the three months ended June 30,				For the six months ended June 30,
			Return on Net Sales				Return on Net Sales
	2009	2008	2009	2008	2009	2008	2009	2008

France	$14.4	$7.5	12.9%	5.8%	$27.7	$8.2	12.4%	3.3%
United States	12.6	4.7	19.7	8.1	25.6	10.5	19.7	9.3
Brazil	2.8	(2.5)	14.7	(12.3)	5.4	(4.2)	14.6	(11.0)
Unallocated expenses	(4.5)	(1.2)			(10.3)	(4.0)

Consolidated	$25.3	$8.5	13.8%	4.2%	$48.4	$10.5	13.2%	2.7%

* Operating Profit (Loss) Excluding Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit (Loss).

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net income per share	$0.45	$0.13	$1.32	$0.05
Plus: Restructuring & impairment expense per share	0.57	0.15	0.58	0.24
Adjusted Net Income Per Share	$1.02	$0.28	$1.90	$0.29

Net income	$7.1	$2.0	$20.4	$0.8
Plus: Interest expense	1.3	2.8	3.1	5.2
Plus: Tax provision (benefit)	1.9	-	8.5	(2.6)
Plus: Depreciation & amortization	11.4	12.1	21.9	23.8
Less: Amortization of deferred revenue	(1.6)	(1.4)	(3.4)	(3.1)
EBITDA	$20.1	$15.5	$50.5	$24.1

Plus: Restructuring & impairment expense	13.3	3.7	13.6	5.7
Adjusted EBITDA	$33.4	$19.2	$64.1	$29.8

Cash provided by operations	$11.1	$20.3	$22.9	$12.3
Less: Capital spending	(2.0)	(5.4)	(4.6)	(24.0)
Less: Capitalized software costs	(0.7)	(1.5)	(1.8)	(2.2)
Less: Cash dividends paid	(2.3)	(2.4)	(4.6)	(4.7)
Free Cash Flow	$6.1	$11.0	$11.9	$(18.6)

	June 30, 2009	December 31, 2008
Total Debt	$163.0	$179.8
Less: Cash	6.3	11.9
Net Debt	$156.7	$167.9

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SOURCE Schweitzer-Mauduit International, Inc.

CONTACT:
Bill Foust
+1-770-569-4203
or
Pete Thompson
+1-770-569-4277
both of Schweitzer-Mauduit International, Inc.
Web Site: http://www.schweitzer-mauduit.com